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                                                                    Exhibit 2.18

                          AGREEMENT TO PURCHASE SHARES

                                       IN

             "CENTRO DE INVESTIGACION Y EXPERIMENTACION DE REALIDAD
                                 VIRTUAL, S.L."

                                  ENTERED INTO

                                     BETWEEN

                         "TELEFONICA INTERACTIVA, S.A."

                                       AND

                     Messrs. ENRIQUE COLMAN LOPEZ CANTOLLA,
                             JESUS ANGEL SUAREZ GIL,
                           RICARDO CONDE MUNTADAS-PRIM
                            DAVID LOPEZ CANTOLLA, AND
                             LUIS CIFUENTES MUNTADAS

                          RAMON Y CAJAL, ALBELLA & PALA
                                  Velazquez, 20
                                  28001 Madrid
                              Tel: (34) 91 576 1900
                              Fax: (34) 91 575 8678
                           e-mail: rruiztorre@rcap.net
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                               PURCHASE AGREEMENT

In Madrid, on July 29, 1999

Before me, Jesus Roa Martinez, Broker and Member of the Madrid Professional Association, being expressly required for this purpose, hereby makes this Purchase Agreement

                                     BETWEEN

Juan Perea Saez de Buruaga, a person of legal age bearing National Identity Document No. 14,601,736 and domiciled for this purpose in Madrid, c/ Gran Via, 28.

and

Mr. ENRIQUE COLMAN LOPEZ CANTOLLA, a person of legal age married to Ms. BELEN ALONSO BRONCANO, residing in Madrid, domiciled at Camino de la Huerta 80, and bearing Taxpayer Identification No. 5,277,655-Y.

Ms. BELEN ALONSO BRONCANO, a person of legal age married to Mr. ENRIQUE COLMAN LOPEZ CANTOLLA, residing in Madrid, domiciled at Camino de la Huerta 80, and bearing Taxpayer Identification No. 5,403,395-M.

Mr. JESUS ANGEL SUAREZ GIL, a person of legal age married to Ms. LIDIA-CLARA RODRIGUEZ GARCIA, residing in Boadilla del Monte (Madrid), domiciled at c/ Isla de Buda No. 6, and bearing Taxpayer Identification No. 11,397,309-G.

Ms. LIDIA-CLARA RODRIGUEZ GARCIA, a person of legal age married to Mr. JESUS ANGEL SUAREZ GIL, residing in Boadilla del Monte (Madrid), domiciled at c/ Isla de Buda No. 6, and bearing Taxpayer Identification No. 11,395,244-D.

Mr. RICARDO CONDE MUNTADAS-PRIM, a married Spanish citizen of legal age, residing in Sant Cugat (Barcelona), domiciled at c/ Sant Celoni, No. 23, bearing Taxpayer Identification No. 46,117,053-Y.

Mr. DAVID LOPEZ CANTOLLA, a married Spanish citizen of legal age, residing in Madrid, domiciled at c/ Serrano Galvache No. 3, bearing Taxpayer Identification No. 50,829,685-F.


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Mr. LUIS CIFUENTES MUNTADAS, a married Spanish citizen of legal age, residing in
Madrid, domiciled at c/ Emilio Rubin, No. 12, bearing Taxpayer Identification
No. 5,343,131-R.

                                 REPRESENTATION

Mr. JUAN PEREA SAENZ DE BURUAGA, acting in the name and on behalf of TELEFONICA INTERACTIVA, S.A. (hereinafter also referred to, without distinction, as the "Buyer" or as "TELEFONICA INTERACTIVA"), an entity domiciled in Madrid at Gran Via 28, Taxpayer Identification Document A-82196080.

Mr. Saenz's powers are derived from the document certified by Notary of Madrid, Jose Antonio Escartin Ipiens, on December 14, 1998 as Number 5,399 of his notarial record book.

Mr. ENRIQUE COLMAN LOPEZ CANTOLLA, Ms. BELEN ALONSO BRONCANO, Mr. JESUS ANGEL SUAREZ GIL, Ms. LIDIA-CLARA RODRIGUEZ GARCIA, Mr. RICARDO CONDE MUNTADAS-PRIM Mr. DAVID LOPEZ CANTOLLA, and Mr. LUIS CIFUENTES MUNTADAS, acting in their own names and on their own behalves (hereinafter also referred to, without distinction, as the "Seller" or "Sellers").

The parties, acting in their respective capacities, hereby recognize each other's legal capacities and interest in entering into this Share Purchase Agreement (hereinafter referred to also as "Purchase Agreement") as being sufficient and hereby state that:

                                     WHEREAS

I. The Sellers hold and fully own, in the proportion indicated below, all of the capital of CENTRO DE INVESTIGACION Y EXPERIMENTACION DE REALIDAD VIRTUAL, S.L. (hereinafter also referred to, without distinction, as "CIERV" or "CIERV, S.L."), which is domiciled in Madrid, c/ Almirante No.
      16. CIERV was established for an indefinite term by means of a notarial document certified by the Notary Public of Bilbao, Jose Uranga Otaegui, on August 19, 1994 under Notarial Record No. 3,666 and registered with the Commercial Registry Office of the Province of Madrid in Volume 13,717, Book 0, Folio 96, Section Eight, Page No. M-223689. Its Taxpayer Identification Document is B-48680185. Furthermore, CIERV holds all of the shares in CORPORACION REAL TIME TEAM S.L. (hereinafter also referred to as "CRTT"), a company that, in turn, controls the companies within the TEKNOLAND Group, as indicated in Attachment No. 1 herein.

II. The activities conducted by the different companies within the TEKNOLAND Group include, among others:


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      a)    COMM CORP. - A virtual community for Spanish speakers.

      b) TEKNOLAND RTT, now named REAL TIME TEAM, S.L. - Produces company-customized web applications.

      c)    TEKNOLAND THINK-BIZ - Conducts all types of business on IP networks.

III. TELEFONICA INTERACTIVA, S.A. is interested in obtaining a participating interest in the TEKNOLAND Group in the amount of 25% of its capital stock, thereby having a participating interest of 25% in the capital stock of the head company CRTT by means of the following acts:

      i)    Purchasing the shares covered by this agreement and

      ii) Subsequently subscribing and paying for a capital increase to be agreed to by the head company of the TEKNOLAND Group (CORPORACION REAL TIME TEAM, S.L.).

IV. Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO are the owners of 72 shares that are free and clear of all charges, liens and encumbrances, restrictions, or third-party rights and are numbered 1019 - 1090 and of the undivided half of Share No. 1163, all of which have a par value of 1,000 pesetas each, fully paid in to CIERV.

CLAUSE: The aforementioned shares belong to said parties based on the Notarial
      Document referring to the Capital Increase of CIERV pursuant to a non-cash contribution dated July 14, 1999, granted before Notary of Madrid, Pablo Duran de la Colina, as No. 459/99 of his notarial record book.

V. Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA are the owners of 72 shares that are free and clear of all charges, liens and encumbrances, restrictions, or third-party rights and are numbered 1091 - 1162 and of the undivided half of Share No. 1163, all of which have a par value of 1,000 pesetas each, fully paid in to CIERV.

CLAUSE: The aforementioned shares belong to said parties based on the Notarial
      Document referring to the Capital Increase of CIERV pursuant to a non-cash contribution dated July 14, 1999, granted before Notary of Madrid, Pablo Duran de la Colina, as No. 459/99 of his notarial record book.

VI. Mr. RICARDO CONDE MUNTADAS-PRIM is the owner of 32 shares that are free and clear of all charges, liens and encumbrances, restrictions, or third-party rights


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      and are numbered 251 - 282, all of which have a par value of 1,000 pesetas each, fully paid in to CIERV.

      CLAUSE: The aforementioned shares belong to said party by virtue of the purchase that occurred during company's organizational meeting, as attested by the CIERV articles of incorporation certified by Notary Public of Bilbao, Jose Uranga Otaegui, on August 19, 1994, as Number 3,666 of his notarial record book.

VII. Mr. DAVID LOPEZ CANTOLLA is the owner of 151 shares that are free and clear of all charges, liens and encumbrances, restrictions, or third-party rights and are numbered 868 - 1018, all of which have a par value of 1,000 pesetas each, fully paid in to CIERV.

CLAUSE: The aforementioned shares belong to said party by virtue of the Notarial
      Document referring to the Capital Increase of CIERV pursuant to a non-cash contribution approved February 15, 1998, made public record on April 3, 1998 before Notary of Madrid, Emilio Garrido Cerda, as No. 1359/98 of his notarial record book.

VIII. Mr. LUIS CIFUENTES MUNTADAS is the owner of 317 shares that are free and clear of all charges, liens and encumbrances, restrictions, or third-party rights and are numbered 1 - 250 and 801 - 867, all of which have a par value of 1,000 pesetas each, fully paid in to CIERV.

      CLAUSE: Shares Nos. 1 - 250 belong to said party by virtue of the purchase that occurred during company's organizational meeting, as attested by the CIERV articles of incorporation certified by Notary Public of Bilbao, Jose Uranga Otaegui, on August 19, 1994, as Number 3,666 of his notarial record book. Shares Nos. 801 - 867 belong to said party by virtue of the capital increase by means of a cash contribution agreed upon in the January 15, 1998 Junta Universal* of CIERV, which was put into the form of a notarial instrument on April 3, 1998 before Notary of Madrid Emilio Garrido Cerda as No. 1358/98 of his notarial record book.

IX. The Sellers are interested in selling all of the shares in CIERV cited in Whereas Clauses IV - VIII to TELEFONICA INTERACTIVA, who is interested in buying them.

      The shares covered by this purchase agreement do not, in any case, include the company assets and liabilities contributed by CIERV NUEVA, S.L., according to the demerger agreements adopted on today's date.

X.    The purchase of the shares cited in the aforementioned Whereas Clauses IV
      - VIII shall result in a participating interest in

----------
* Shareholders' meeting at which all shareholders are present or represented and unanimously agreed to hold the meeting


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      TELEFONICA INTERACTIVA amounting to 14.33% of the Capital Stock in the company CORPORACION REAL TIME TEAM, S.L.

      The Extraordinary General Shareholders' Meeting of CIERV, held today, unanimously approved the partial demerger of CIERV as CIERV NUEVA in order to segregate 85.67% of the shares in CORPORACION REAL TIME TEAM, S.L. and 85.67% of the 51.98% of the shares in RTT PROGRAMACION, S.L., together with the remaining assets and liabilities set forth in the Demerger Plan approved by the CIERV Board of Directors on July 1, 1999, which was submitted for deposit with the Commercial Registry Office of Madrid.

XI. In connection herewith, CIERV NUEVA is to contribute its 472 shares (Numbers 551 -755 and 796 - 1062) in the company RTT PROGRAMACION, S.L. to CORPORACION REAL TIME TEAM, S.L., as a capital increase, such that, once 48.02% of the capital that REAL TIME TEAM, S.L. currently has is added to the 80 shares in RTT PROGRAMACION, S.L. that CIERV will contribute to CORPORACION REAL TIME TEAM, S.L. pursuant to the capital increase mentioned in Whereas Clause XII below, it will become a 100% affiliate of TEKNOLAND. In exchange for the 472 in RTT PROGRAMACION, S.L., CIERV NUEVA will receive a total of 236 shares in CORPORACION REAL TIME TEAM, S.L.

XII. Likewise tied to the share purchase covered by this Purchase Agreement is the plan to increase the capital of CORPORACION REAL TIME TEAM, S.L. by means of a contribution by TELEFONICA INTERACTIVA, S.A. to CORPORACION REAL TIME TEAM, S.L. of up to 1,262,799,846 (ONE BILLION, TWO HUNDRED AND SIXTY-TWO MILLION, SEVEN HUNDRED AND NINETY-NINE THOUSAND, EIGHT HUNDRED AND FORTY-SIX PESETAS), having the following characteristics:

      i) Capital will be increased by issuing and circulating 321 (three hundred and twenty-one) shares in the company CORPORACION REAL TIME TEAM, S.L. which, when added to those owned by TELEFONICA INTERACTIVA, S.A. through CIERV, shall give rise to a total final participating interest following the 25% increase of the capital stock of CORPORACION REAL TIME TEAM, S.L.

      ii) The increase will be accomplished within a maximum of one month as of the date on which TELEFONICA INTERACTIVA acquires ownership of all shares resulting from the purchase agreements provided for herein.

      iii) Under no circumstances may the contribution of TELEFONICA INTERACTIVA be greater than the total of 1,262,799,846. (ONE BILLION,


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

            TWO HUNDRED AND SIXTY-TWO MILLION, SEVEN HUNDRED AND NINETY-NINE THOUSAND, EIGHT HUNDRED AND FORTY-SIX PESETAS).

      iv) Pursuant to this capital increase, CIERV shall contribute to CORPORACION REAL TIME TEAM, S.L. 80 shares in the company RTT PROGRAMACION, S.L. assessed at par, receiving 79 shares in CORPORACION REAL TIME TEAM, S.L. in exchange.

      v) Therefore, CIERV shall receive a total of 400 shares in CORPORACION REAL TIME TEAM, S.L.

      Once the capital increases mentioned in the preceding Whereas Clauses have been accomplished, TELEFONICA INTERACTIVA, S.A. shall directly or indirectly own a 25% share in the capital of CORPORACION REAL TIME TEAM, S.L.

XIII. TELEFONICA INTERACTIVA, S.A. fulfilled the prior conditions for carrying out the operation described in the second agreement of the Purchase Agreement on June 14, 1999, executed by the parties, in that it has a 25% share in the TEKNOLAND Group.

XIV. The parties having reached full agreement, they signed this agreement governing the terms and conditions for TELEFONICA INTERACTIVA, S.A. to assume a participating interest and the terms of the future relationship of both contracting parties as members of the TEKNOLAND Group. Therefore, the parties hereby agree to the following.

                              TERMS AND CONDITIONS

1. Share Purchase

1.1 Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO hereby sell to TELEFONICA INTERACTIVA, who hereby purchases, their 72 shares in CIERV mentioned in Whereas Clause IV, which are numbered 1019 -1090 and the undivided half of Share No. 1163, with all rights inherent to said shares and free and clear of all charges, liens and encumbrances, restrictions, or any other third-party rights.

      For the purposes of Art. 1462 of the Civil Code, it is expressly agreed that the purchase of the shares mentioned in the preceding paragraph, which are covered by this purchase agreement shall have no transferring effects of ownership for shares until August 8, 1999.

      Once the shares covered by this agreement have been transferred, the Broker, Jesus Roa Martinez, shall issue the


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      appropriate share certificate to TELEFONICA INTERACTIVA, the date of which shall coincide with the date of transfer and the cost of which, if any, shall be charged to the Sellers.

1.2 Ms. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA hereby sell to TELEFONICA INTERACTIVA, who hereby purchases, their 72 shares in CIERV mentioned in Whereas Clause V, which are numbered 1091 - 1162 and the undivided half of Share No. 1163, with all rights inherent to said shares and free and clear of all charges, liens and encumbrances, restrictions, or any other third-party rights.

      For the purposes of Art. 1462 of the Civil Code, it is expressly agreed that the purchase of the shares mentioned in the preceding paragraph, which are covered by this purchase agreement shall have no transferring effects of ownership for shares until August 8, 1999.

      Once the shares covered by this agreement have been transferred, the Broker, Jesus Roa Martinez, shall issue the appropriate share certificate to TELEFONICA INTERACTIVA, the date of which shall coincide with the date of transfer and the cost of which, if any, shall be borne by the Sellers.

1.3 Mr. RICARDO CONDE MUNTADAS-PRIM hereby sells and transfers to TELEFONICA INTERACTIVA, who hereby purchases and acquires, his 32 shares in CIERV mentioned in Whereas Clause VI, numbered 251 - 282, with all rights inherent to said shares and free and clear of all charges, liens and encumbrances, restrictions, or any other third-party rights.

1.4 Mr. DAVID LOPEZ CANTOLLA hereby sells and transfers to TELEFONICA INTERACTIVA, who hereby purchases and acquires, his 151 shares in CIERV mentioned in Whereas Clause VII, numbered 868 - 1018, with all rights inherent to said shares and free and clear of all charges, liens and encumbrances, restrictions, or any other third-party rights.

1.5 Mr. LUIS CIFUENTES MUNTADAS hereby sells and transfers to TELEFONICA INTERACTIVA, who hereby purchases and acquires, his 317 shares in CIERV mentioned in Whereas Clause VIII, numbered 1 - 250 and [strikethrough: 868
      - 1018] [handwritten correction: 801 - 867], with all rights inherent to said shares and free and clear of all charges, liens and encumbrances, restrictions, or any other third-party rights.

1.6 Attached as Attachment 1.6(a) hereto is a certificate granted by the Sellers, issued by the Secretary, with the Approval of the Chairman of the CIERV Board of Directors, which establishes that (a) the acquisition by the Sellers of CIERV shares transferred by the Sellers to


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      TELEFONICA INTERACTIVA in accordance with this Purchase Agreement is valid and was accomplished in compliance with all requirements of the law and bylaws and that rights to preemptive acquisition, if any, have been waived; (b) the transfer of said CIERV shares by the Sellers to TELEFONICA INTERACTIVA is valid and was accomplished in compliance with all requirements of the Law and bylaws and that rights to preemptive acquisition, if any, have been waived and they are recorded in the Shareholders' Register.

2. Price That TELEFONICA INTERACTIVA Must Pay Sellers for CIERV Shares

2.1 The price that TELEFONICA INTERACTIVA must pay the Sellers for their respective shares in CIERV, mentioned in Whereas Clauses IV - VIII above, shall be:

i) To Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO, for the sale of their 72.5 shares, at a price of 1,707,803 pesetas per share, totaling 123,815,717 pesetas (ONE HUNDRED AND TWENTY-THREE MILLION, EIGHT HUNDRED AND FIFTEEN THOUSAND, SEVEN HUNDRED AND SEVENTEEN PESETAS).

ii) To Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA, for the sale of their 72.5 shares, at a price of 1,707,803 pesetas per share, totaling 123,815,717 pesetas (ONE HUNDRED AND TWENTY-THREE MILLION, EIGHT HUNDRED AND FIFTEEN THOUSAND, SEVEN HUNDRED AND SEVENTEEN PESETAS).

iii) To Mr. RICARDO CONDE MUNTADAS-PRIM, for the sale of his 32 shares, at a price of 1,707,803 pesetas per share, totaling 54,649,696 pesetas (FIFTY-FOUR MILLION, SIX HUNDRED AND FORTY-NINE THOUSAND, SIX HUNDRED AND NINETY-SIX PESETAS).

iv) To Mr. DAVID LOPEZ CANTOLLA, for the sale of his 151 shares, at a price of 1,707,803 pesetas per share, totaling 257,878,314 pesetas (TWO HUNDRED
      AND FIFTY-SEVEN MILLION, EIGHT HUNDRED AND SEVENTY-EIGHT THOUSAND, THREE HUNDRED AND FOURTEEN PESETAS).

v) To Mr. LUIS CIFUENTES MUNTADAS, for the sale of his 317 shares, at a price of 1,707,803 pesetas per share, totaling 541,373,551 pesetas (FIVE HUNDRED AND FORTY-ONE MILLION, THREE HUNDRED AND SEVENTY-THREE THOUSAND, FIVE HUNDRED AND FIFTY-ONE PESETAS).


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

2.2 The parties expressly agree that the sum of 250,000,000 (TWO HUNDRED AND FIFTY MILLION) pesetas delivered by TELEFONICA INTERACTIVA to CIERV, S.L. in payment for the purchase of shares in CORPORACION REAL TIME TEAM, S.L. pursuant to the execution of the purchase agreement by TELEFONICA INTERACTIVA, S.A. of a 25% share in TEKNOLAND Group on June 14, 1999, is to be distributed, as applicable and subject to the Bylaws of CIERV and to the general legal system, by CIERV, S.L. among the Sellers in payment for their respective shares in CIERV, S.L., as follows:

i) To Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO the amount of 28,100,775 pesetas (TWENTY-EIGHT MILLION, ONE HUNDRED THOUSAND, SEVEN HUNDRED AND SEVENTY-FIVE PESETAS).

ii) To Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA the amount of 28,100,775 pesetas (TWENTY-EIGHT MILLION, ONE HUNDRED THOUSAND, SEVEN HUNDRED AND SEVENTY-FIVE PESETAS).

iii) To Mr. RICARDO CONDE MUNTADAS-PRIM the amount of 12,403,101 pesetas (TWELVE MILLION, FOUR HUNDRED AND THREE THOUSAND, ONE HUNDRED AND ONE PESETAS).

iv) To Mr. DAVID LOPEZ CANTOLLA the amount of 58,527,132 pesetas (FIFTY-EIGHT MILLION, FIVE HUNDRED AND TWENTY-SEVEN THOUSAND, ONE HUNDRED AND THIRTY-TWO PESETAS).

v) To Mr. LUIS CIFUENTES MUNTADAS the amount of 122,868,217 pesetas (ONE HUNDRED AND TWENTY-TWO MILLION, EIGHT HUNDRED AND SIXTY-EIGHT THOUSAND, TWO HUNDRED AND SEVENTEEN PESETAS).

2.3 The parties expressly agree that the sum of 24,000,000 (TWENTY-FOUR MILLION) pesetas that REAL TIME TEAM, S.L. is to pay the company CONSEJEROS EMPRESARIALES ESPANOLES, S.A. as a result of the rescission of the consulting and brokerage services agreement of October 5, 1998 is to be deducted by TELEFONICA INTERACTIVA from the price payable to the Sellers for their respective shares in CIERV, S.L., as follows:

i) From Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO the amount of 2,697,675 pesetas (TWO MILLION, SIX HUNDRED AND NINETY-SEVEN THOUSAND, SIX HUNDRED AND SEVENTY-FIVE PESETAS).

ii) From Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA the amount of 2,697,675 pesetas (TWO MILLION, SIX HUNDRED AND NINETY-SEVEN THOUSAND, SIX HUNDRED AND SEVENTY-FIVE PESETAS).

iii) From Mr. RICARDO CONDE MUNTADAS-PRIM the amount of 1,190,698 pesetas (ONE MILLION, ONE HUNDRED AND NINETY THOUSAND, SIX HUNDRED AND NINETY-EIGHT PESETAS).

iv) From Mr. DAVID LOPEZ CANTOLLA the amount of 5,618,604 pesetas (FIVE MILLION, SIX HUNDRED AND EIGHTEEN THOUSAND, SIX HUNDRED AND FOUR PESETAS).

v) From Mr. LUIS CIFUENTES MUNTADAS the amount of 11,795,348 pesetas (ELEVEN MILLION, SEVEN HUNDRED AND NINETY-FIVE THOUSAND, THREE HUNDRED AND FORTY-EIGHT PESETAS).

2.4 The parties expressly agree that the amount of 827,000 (EIGHT HUNDRED AND TWENTY-SEVEN THOUSAND) pesetas payable by TELEFONICA INTERACTIVA, S.A. as a result of the legal and financial audit of CIERV is to be deducted thereby from the price payable to the Sellers for their respective shares in CIERV, S.L., as follows:

vi) From Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO the amount of 92,958 pesetas (NINETY-TWO THOUSAND, NINE HUNDRED AND FIFTY-EIGHT PESETAS).

vii) From Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA the amount of 92,958 pesetas (NINETY-TWO THOUSAND, NINE HUNDRED AND FIFTY-EIGHT PESETAS).

viii) From Mr. RICARDO CONDE MUNTADAS-PRIM the amount of 41,029 pesetas (FORTY-ONE THOUSAND AND TWENTY-NINE PESETAS).

ix) From Mr. DAVID LOPEZ CANTOLLA the amount of 193,608 pesetas (ONE HUNDRED AND NINETY-THREE THOUSAND, SIX HUNDRED AND EIGHT PESETAS).

x) From Mr. LUIS CIFUENTES MUNTADAS the amount of 406,447 pesetas (FOUR HUNDRED AND SIX THOUSAND, FOUR HUNDRED AND FORTY-SEVEN PESETAS).

2.5 Pursuant to the provisions of the preceding sections, TELEFONICA INTERACTIVA shall pay each one of the Sellers the following amounts:

i) Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO the amount of 92,924,309 pesetas (NINETY-TWO MILLION, NINE HUNDRED AND TWENTY-FOUR THOUSAND, THREE HUNDRED AND NINE PESETAS).

ii) Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA the amount of 92,924,309 pesetas (NINETY-TWO MILLION, NINE HUNDRED AND TWENTY-FOUR THOUSAND, THREE HUNDRED AND NINE PESETAS).

iii) Mr. RICARDO CONDE MUNTADAS-PRIM the amount of 41,014,868 pesetas (FORTY-ONE MILLION, FOURTEEN THOUSAND, EIGHT HUNDRED AND SIXTY-EIGHT PESETAS).

iv) Mr. DAVID LOPEZ CANTOLLA the amount of 193,538,909 pesetas (ONE HUNDRED AND NINETY-THREE MILLION, FIVE HUNDRED AND THIRTY-EIGHT THOUSAND, NINE HUNDRED AND NINE PESETAS).

v) Mr. LUIS CIFUENTES MUNTADAS the amount of 406,303,539 pesetas (FOUR HUNDRED AND SIX MILLION, THREE HUNDRED AND THREE THOUSAND, FIVE HUNDRED AND THIRTY-NINE PESETAS).

3. Form of Payment

3.1 TELEFONICA INTERACTIVA hereby withholds the amount of 55,754,585 (FIFTY-FIVE MILLION, SEVEN HUNDRED AND FIFTY-FOUR THOUSAND, FIVE HUNDRED AND EIGHTY-FIVE) pesetas from the total amount to be paid by Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO by means of Check 0.238.864-3 and hereby pays the amount of 37,169,724 (THIRTY-SEVEN MILLION, ONE HUNDRED AND SIXTY-NINE THOUSAND, SEVEN HUNDRED AND TWENTY-FOUR) pesetas as an advance on account for the price described in Clause 2.5.i), and said parties state that they have received said amount to their full satisfaction, to which end they grant the most complete and formal receipt.

      Once the TERM established in Agreement 1.1 above has elapsed and the shares of CIERV sold by Mr. ENRIQUE COLMAN LOPEZ CANTOLLA and Ms. BELEN ALONSO BRONCANO have been transferred to TELEFONICA INTERACTIVA, the Buyer, with a value date of that same day, will pay to the Checking Account designated for that purpose by the Sellers, the amount of the price withheld. Once receipt of funds in the designated checking account has been confirmed, the transfer order by TELEFONICA INTERACTIVA shall be considered to be the most complete and formal receipt.

3.2 TELEFONICA INTERACTIVA hereby withholds the amount of 55,754,585 (FIFTY-FIVE MILLION, SEVEN HUNDRED AND FIFTY-FOUR THOUSAND, FIVE HUNDRED AND EIGHTY-FIVE) pesetas from the total amount to be paid by Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA by means of Check 0.238.865-4 and hereby pays the amount of 37,169,724 (THIRTY-SEVEN MILLION, ONE HUNDRED AND SIXTY-NINE THOUSAND, SEVEN HUNDRED AND TWENTY-FOUR) pesetas as an advance on account for the price described in Clause 2.5.ii), and said parties state that they have received said amount to their full satisfaction, to which end they grant the most complete and formal receipt.

      Once the TERM established in Agreement 1.2 above has elapsed and the shares of CIERV sold by Mr. JESUS ANGEL SUAREZ GIL and Ms. LIDIA-CLARA RODRIGUEZ GARCIA have been transferred to TELEFONICA INTERACTIVA, the Buyer, with a value date of that same day, will pay to the Checking Account designated for that purpose by the Sellers, the amount of the price withheld. Once receipt of funds in the designated checking account has been confirmed, the transfer order by TELEFONICA INTERACTIVA shall be considered to be the most complete and formal receipt.

3.3 TELEFONICA INTERACTIVA hereby pays Mr. RICARDO CONDE MUNTADAS-PRIM, by means of Check 0.238.866-5 the amount of 41,014,868 (FORTY-ONE MILLION, FOURTEEN THOUSAND, EIGHT HUNDRED AND SIXTY-EIGHT) pesetas described in Clause 2.5.iii) above and [Mr. CONDE] states that he has received said amount to his full satisfaction, to which end he grants the most complete and formal receipt.

3.4 TELEFONICA INTERACTIVA hereby pays Mr. DAVID LOPEZ CANTOLLA, by means of Check 0.238.867-6 the amount of 193,538,909 (ONE HUNDRED AND NINETY-THREE MILLION, FIVE HUNDRED AND THIRTY-EIGHT THOUSAND, NINE HUNDRED AND NINE) pesetas described in Clause 2.5.iv) above and [Mr. LOPEZ] states that he has received said amount to his full satisfaction, to which end he grants the most complete and formal receipt.

3.5 TELEFONICA INTERACTIVA hereby pays Mr. LUIS CIFUENTES MUNTADAS, by means of Check 0.238.868-0 the amount of 406,303,539 (FOUR HUNDRED AND SIX MILLION, THREE HUNDRED AND THREE THOUSAND, FIVE HUNDRED AND THIRTY-NINE) pesetas described in Clause 2.5.v) above and [Mr. CIFUENTES] states that he has received said amount to his full satisfaction, to which end he grants the most complete and formal receipt.

4. Management of the TEKNOLAND Group and Protection of the Minority Shareholder

4.1 Management of the TEKNOLAND Group shall correspond to the current shareholders of the Group, in their capacity as majority shareholders thereof, after the capital of TELEFONICA INTERACTIVA, S.A. has been incorporated.

4.2 TELEFONICA INTERACTIVA, S.A., in its capacity as minority shareholder of the Group, shall have the right to:

      4.2.1. Appoint two members of the six members of the Board of Directors of CORPORACION REAL TIME TEAM, S.L. It shall have the same power in terms of the governing bodies of the different companies constituting TEKNOLAND Group. One of the members appointed by TELEFONICA INTERACTIVA, S.A. shall serve as Vice Chairman.

      4.2.2. Appoint a "controller" having financial and management auditing duties for the companies constituting the TEKNOLAND Group. Said controller shall report directly to the Board of Directors of each of the companies in the TEKNOLAND Group in all matters pertaining to the adoption of agreements in the financial area.

      4.2.3. Participate in approving the agreements of the Governing Bodies of the companies in the TEKNOLAND Group mentioned below, agreements that may only be adopted with the express approval of TELEFONICA INTERACTIVA.

The Bylaws of the different companies constituting the TEKNOLAND Group shall include the following list of agreements that will require the participation of TELEFONICA INTERACTIVA, S.A. by means of the establishment of super quorums that require its approval:

o Matters Falling Within the Jurisdiction of the Board of Directors that must be adopted by special majority:

      1)    Approval of Annual Budgets and the Business Plan

            For this purpose, the annual budget shall refer to the fiscal year immediately subsequent and shall be prepared in no less detail than that customary for companies of the size and type of activity of the TEKNOLAND Group. The Business Plan shall refer to, at least, the two subsequent years and its contents shall be sufficient to establish the business strategy and objectives of the TEKNOLAND Group.

      2) Acquisition, sale, or encumbrance of goods or financial indebtedness of the Company provided for in the annual budgets.

      3) Establishment of Executive Committees, Executive Boards, or other, analogous entities as well as the determination of their jurisdictions and the appointment of persons who are to form part thereof.

      4) Approval of the Plan for Options to Purchase Shares extended to company employees.

o Matters Falling Within the Jurisdiction of the General Shareholders' Meeting that must be adopted by special majority:

      1) Capital increases or decreases, with the exception of those that are legally obligatory.

      2) The total or partial dissolution, transformation, merger, spin-off, or demerger of the company as well as any equivalent structural modification.

      3) The modification of the corporate purpose through the introduction of new activities or through the total or deletion suppression of those currently pursued and, in general, any other amendment to the bylaws.

      4)    Distribution of income or reserves to Shareholders.

      5)    Appointment, extension of term, or dismissal of Account Auditors.

      Likewise, the corresponding clause providing for the other shareholders the preemptive right of acquisition of shares shall be incorporated to the Bylaws in the event that no provision has been made at present.

      For the purposes of this clause, the Sellers agree to approve and/or adopt, personally or in the respective Governing Bodies of each of the companies in the TEKNOLAND Group, within a maximum of two months from the date that TELEFONICA INTERACTIVA acquires ownership of all shares pursuant to the purchase agreement described herein, each and every agreement that may be necessary to carry out the commitments assumed in terms of managing the TEKNOLAND Group and Protecting the Minority Shareholder.

      Regardless of the provisions of the preceding paragraph, approval by the Governing Bodies of the head company of the group CORPORACION REAL TIME TEAM, S.L. of the bylaws amendments mentioned with regard to Protecting the Minority Shareholder shall be given in any event prior to or in conjunction with the capital increase of CRTT with the cash contribution mentioned in Whereas Clause XII above, which provides for TELEFONICA INTERACTIVA to subscribe it in its entirely.

      In the event that any of the suppositions provided for herein are not registered in the Commercial Registry, the parties hereto equally undertake to act in accordance with the provisions of this Agreement. In the event of any ambiguity or discrepancy between the provisions of this Agreement and of the Bylaws of any of the companies in the Group, the provisions hereof shall prevail among the parties executing this agreement or their successors or assignees. Consequently, the parties shall exercise all voting and other rights and powers available to them so as to comply with the provisions hereof and, if necessary, shall amend the Bylaws as necessary.

4.3 Failure to adhere to any of the Commitments assumed with regard to the Management of the TEKNOLAND Group, the Protection of the Minority Shareholder in any of the companies constituting the TEKNOLAND Group, or failure to adopt, within the periods provided, the agreements necessary to amend the bylaws of the companies within the TEKNOLAND Group shall be construed as instances of a breach of this Purchase Agreement.

      The parties expressly agree that, in the event of a failure to observe the periods provided for in Agreement 4.2 above for the approval and/or adoption of all agreements necessary to amend the bylaws of the companies within the TEKNOLAND Group shall be construed as producing a supposition in addition to those described in Agreement 6.1 below for the exercising of the Purchase Option granted TELEFONICA INTERACTIVA, S.A., with the Vendors hereby granting the Buyer a Purchase Option (under the same terms and conditions as those described in Agreement 6 below) of shares representing 26% of Corporacion Real Time Team, S.L., notwithstanding compensation for damages suffered to which TELEFONICA INTERACTIVA may be entitled as a result of said failure.

4.4 The Sellers hereby inform TELEFONICA INTERACTIVA, S.A., who indicates its acceptance, of the TEKNOLAND plan consisting of instigating a share purchase option plan in said company for its employees. Without prejudice to the final details of the aforementioned plan, it is hereby established that the general principle of the plan shall refer to a maximum of 10% of the capital of each company.

4.5 Furthermore, TELEFONICA INTERACTIVA, S.A. states that it is aware of and accepts the TEKNOLAND Group plan, which consists of assigning up to 20% of the capital stock of its affiliate TEKNOLAND E-BIZ, S.L., hereby agreeing that said assignment shall not be made to any telecommunications company.

5. Purchase Terms and Conditions. Statements and Assurances.

5.1 The "Purchase Terms and Conditions" referring to the TEKNOLAND Group, which have been attached hereto as Attachment 5.1(a), form an integral part hereof. The parties state that the price to be made in accordance with this Purchase Agreement is based on said Purchase Terms and Conditions being true, accurate, and complete.

5.2 The Sellers shall be liable for not fulfilling their obligation to transfer and retain fee simple and perfect title and possession of the shares that they have sold to TELEFONICA INTERACTIVA (warranty of title and hidden defects).

5.3 The Sellers shall be liable to TELEFONICA INTERACTIVA for any error or omission in the purchase terms and conditions under the terms set forth herein.

      In the event of any errors or omissions in connection with the statements made in the Purchase Terms and Conditions, TELEFONICA INTERACTIVA shall be entitled to compensation from the Sellers for all damage caused to TELEFONICA INTERACTIVA from the loss or reduced company value shown for the value of the TEKNOLAND Group, considered by TELEFONICA INTERACTIVA to undertake this operation (meaning, the value of the TEKNOLAND Group) if all Purchase Terms and Conditions had been true, complete, and accurate.

      Moreover, when errors or omission in the Purchase Terms and Conditions give rise to damage or expense to TELEFONICA INTERACTIVA that is not a result of the reduced company value of the TEKNOLAND Group, the Sellers shall directly compensate TELEFONICA INTERACTIVA for the full amount of the resulting damage or expense that may have been inflicted on TELEFONICA INTERACTIVA.

      In the event that the Sellers exercise their purchase options in accordance with the provisions of Agreement 7 herein, its obligation to compensate TELEFONICA INTERACTIVA for errors or omissions in the Purchase Terms and Conditions shall extend to all of the shares in the TEKNOLAND Group which may be owned by TELEFONICA INTERACTIVA and were purchased from the Sellers.

      Once the claim by TELEFONICA INTERACTIVA of errors or omissions in the Purchase Terms and Conditions has been accepted by the Sellers or, as applicable, once the relevance and amount thereof has been assessed by the mediator or in the final decision of the arbitrator according to the procedure established in the paragraph below, the Sellers shall proceed to pay, within a maximum of ten business days from the date on which the claim was accepted or upheld, the amount thereof into the checking account designated by TELEFONICA INTERACTIVA. In this regard, the parties expressly agree upon the possibility of TELEFONICA INTERACTIVA being compensated from amounts owed, which may make the payment of said amounts to the account of future financial or legal business transactions of any type that have been conducted or are to be executed between TELEFONICA INTERACTIVA and the Sellers.

      Said amounts shall be paid in increments, applying the legal monetary interest rate plus two points until paid in full. To this end, each time that an error, omission, debt, liability, or obligation may give rise to a reimbursement under the terms hereof, TELEFONICA INTERACTIVA shall notify the Sellers of the specific circumstances giving rise to the claim and the amounts claimed from the Sellers in damages plus the interest therefor, stating the grounds for the claim and the information making it possible to properly evaluate the matter. If the Sellers dispute the facts or amount, the Sellers shall clearly and concisely notify TELEFONICA INTERACTIVA of their position within the 20 days subsequent to the notification given by TELEFONICA INTERACTIVA. If there is no reply within said 20 days, it shall be presumed that the claim has been accepted. If the Sellers reply to the claim and TELEFONICA INTERACTIVA does not agree with the Sellers' position, they shall be so notified and any of the Sellers or TELEFONICA INTERACTIVA shall have the right to refer the matter for the mediation of the party designated by the Dean of the Madrid Bar Association. Said mediator shall establish the mediation procedure. The mediator shall act, subject to the second paragraph of Article Three of the Law of Private Arbitration No. 33/1998 dated December 5. If mediation fails, the parties may submit the dispute to an arbitrator for a final decision in accordance with Agreement 14 hereof.

5.4 For the purposes of Clause 5, exclusively, a threshold of 5,000,0000 [sic] pesetas shall be applied so that, if TELEFONICA INTERACTIVA becomes entitled to compensation from the Sellers pursuant to this clause, TELEFONICA INTERACTIVA shall not be reimbursed until the amount(s) claimed from the Sellers has exceeded 5,000,000 pesetas. However, once said threshold amount has been reached, TELEFONICA INTERACTIVA shall be entitled to have the Sellers pay it the full amount of the claims and not only for the part exceeding the threshold. To calculate the amounts for determining whether or not the minimum threshold mentioned has been reached, all claims that may have arisen shall be taken into consideration, even though legal rights may have lapsed.

5.5 The period during which the Sellers shall be liable to TELEFONICA INTERACTIVA for any errors or omissions in facts, assertions, or circumstances set forth in the Purchase Terms and Agreements and the attachments thereof shall run from the execution of this Purchase Agreement and shall last until (a) the end of the period for exercising legal rights, allowing for interruptions, for damages derived from tax and social security obligations; (b) three years from said date for any other matters. Any claim made by TELEFONICA INTERACTIVA within these Periods (a) or (b), as applicable, shall be valid and must be resolved by the person or entity competent according to this Purchase Agreement and shall not be affected by the arrival of the term established in (a) or (b), as applicable.

5.6 In any event, the Sellers shall be answerable for the Buyer's claims in proportion to their respective participating interest in the capital of CIERV prior to the entry of TELEFONICA INTERACTIVA, up to the limit for the total amount received as a price, meaning, a total of [1,101,532,934 (ONE BILLION, ONE HUNDRED AND ONE MILLION, FIVE HUNDRED AND THIRTY-TWO THOUSAND, NINE HUNDRED AND THIRTY-FOUR)] pesetas, unless bad faith on the part of TELEFONICA INTERACTIVA is proven.

5.7 As of the execution hereof, until such time as the inscription in the Commercial Registry of all agreements pertaining to the partial demerger of CIERV and establishment of CIERV NUEVA mentioned in Whereas Clause X above is completed, the Sellers agree not to adopt and/or carry out acts, directly or through the administrative bodies of the different companies in which any agreement or decision contrary to the contents or spirit hereof is present or represented and they agree to act at all times according to the principle of good faith and business diligence, hereby agreeing to, in any event, adopt all those agreements and/or decisions that may be necessary to properly carry out the aforementioned business operation.

      Without prejudice to the provisions of the preceding paragraph, the Sellers agree, at the moment of adopting decisions within the different bodies, to consult with and, as appropriate, request the express approval of TELEFONICA INTERACTIVA.

5.8 Sellers' Guarantee for possible contingencies in the Demerger Balance Sheet of CIERV, S.L. The Sellers state that the CIERV Demerger Balance Sheet dated June 30, 1999 (hereinafter referred to as the "Demerger Balance Sheet") reflects the financial, net worth, and economic position of the Company as of that date and they guarantee CIERV itself and TELEFONICA INTERACTIVA for any debt, contingency, or reduced company value that is not included or duly accounted for on the Demerger Balance Sheet.

      Furthermore, the Sellers state and guarantee that the demerger process of CIERV. S.L. shall not entail any tax liability whatsoever for CIERV or for TELEFONICA INTERACTIVA.

5.9 Sellers' Guarantee for possible contingencies due to a failure to declare the sole proprietorship of REAL TIME TEAM, S.L. on the part of its sole shareholder, CIERV. The Sellers indicate and guarantee that they shall directly compensate CIERV or the company that may take its place, upon any claim, debt, or loss that CIERV may incur as a result of a failure to declare the sole proprietorship of REAL TIME TEAM, S.L. during the period in which CIERV was the sole shareholder thereof.

5.10 The Sellers shall assume responsibility, while holding TELEFONICA INTERACTIVA harmless, for any claim filed by any worker of the TEKNOLAND Group as a result of a wage dispute between the wage earned and that provided for in the applicable Agreement or as a result of any claim by the General Social Security Treasury for the quoting difference that may be derived therefrom.

5.11 Sellers' Guarantee for possible tax contingencies within any of the companies in the TEKNOLAND Group. The sellers shall assume responsibility, while holding TELEFONICA INTERACTIVA harmless, for any claim filed by the Tax Administration, claiming any rate, tax, or fee for which any of the companies within the TEKNOLAND Group may have been obligated due to events that occurred prior to the purchase of the shares covered by this Agreement.

5.12 The Sellers shall assume responsibility in the manner described herein, while holding TELEFONICA INTERACTIVA harmless, for any claim, suit, or litigation of a judicial, extrajudicial, or administrative nature that may be instigated by any individual, specifically, by an employee of any of the companies within the TEKNOLAND Group, or by a public or private legal entity, including Social Security, on the grounds of:

      i) imperfect fulfillment or failure to fulfill the obligations of communication and recording of labor agreements with the Employment Office;

      ii)   hiring workers for a specific job or service or for training;

      iii) unduly enjoying or obtaining reductions or bonuses in the payment of company shares through unjustified use or fraud in the modes paid in Social Security;

      iv) imperfect fulfillment or failure to fulfill the obligation to give notice of the opening or moving of the job center;

      v) failure to fulfill the obligation to make available the Social Security and Job Inspection Visit Book; and

      vi) imperfect fulfillment or failure to fulfill the obligation to maintain the Worker Enrollment Book.

6. Call Option in favor of TELEFONICA INTERACTIVA S.A. regarding shares in CORPORATION REAL TIME TEAM S.L. representing 26% of the Capital Stock

TELEFONICA INTERACTIVA, S.A. acquires, firmly and irrevocably, a right to call options on shares of CORPORACION REAL TIME TEAM, S.L. representing 26% of its capital stock, in the event of exercising this option in order to become the majority shareholder of the TEKNOLAND Group, in the following:

6.1.  CIRCUMSTANCES

6.1.1. 24 months after TELEFONICA INTERACTIVA, S.A. becomes a shareholder of the TEKNOLAND Group, if it has not achieved the accumulated sales goals, within the said 24 months, contained in the business plans of each of the companies that comprise the TEKNOLAND Group, i.e.: I) TEKNOLAND RTT (currently REAL TIME TEAM, S.L.), ii) COMMM Corp., and iii) TEKNOLAND THINK-BIZ S.L., listed in Appendix No. 5.

Purchase agreement signed by the parties on June 14, 1999.

6.1.2. Within 36 months from TELEFONICA INTERACTIVA, S.A. becoming a shareholder of the TEKNOLAND Group.

6.2.  TERM FOR EXERCISING CALL OPTION:

      In the event of any of the situations described in paragraph 6.1 above, TELEFONICA INTERACTIVA, S.A. shall have 4 months (FOUR MONTHS) to exercise the call option, after which time it shall expire pursuant to law.

6.3.  PURCHASE PRICE OF THE SHARES COVERED BY THE OPTION

      The purchase price of the shares shall be the result of appraising the shares according to the market value of the TEKNOLAND Group at the time of execution of this purchase agreement, established by the parties at 8,200,000,000 (EIGHT BILLION TWO HUNDRED MILLION) pesetas, plus 50% of the difference between this amount and the market value of the TEKNOLAND Group at the time of exercising the call option, the market value being calculated as provided in the following paragraph.

      If the market value on the date of exercising the option is less than the value established at the time of execution of this Agreement, the exercise price shall be market value.

      The market value of the TEKNOLAND Group at the time of exercising the option shall be determined by the arithmetic mean of the appraisal by the commercial bank designated by each party. If the discrepancy between the respective appraisals exceeds 25%, the investment banks shall mutually designate a third investment bank. If they are unable to reach an agreement, one shall be chosen at random from a list of 4 candidates, two recommended by each party. The decision of this third investment bank shall be binding upon the parties.

6.4.  FORM OF PAYMENT

      The form of payment for the shares shall be in cash.

6.5. RIGHT OF THE CURRENT SHAREHOLDERS OF THE TEKNOLAND GROUP TO DEMAND AN INCREASE IN THE NUMBER OF SHARES TO BE PURCHASED BY

TELEFONICA INTERACTIVA, S.A. IF THE CALL OPTION IS EXERCISED

      If TELEFONICA INTERACTIVA, S.A. exercises the call option in any of the situations indicated above, the current shareholders of the TEKNOLAND Group may demand that TELEFONICA INTERACTIVA, S.A., which shall be bound to do so, purchase a greater percentage of shares of the company, even up to 100%, under the same terms.

6.6.  FORM OF EXERCISING OPTION

      TELEFONICA INTERACTIVA, S.A. shall exercise the Call Option by forwarding, by any means for which written confirmation may be provided (including fax with confirmation by registered mail, with acknowledgement of receipt) to the address for purposes of notification indicated in this Agreement, a message that must be signed by a representative of TELEFONICA INTERACTIVA with sufficient power of attorney for purchasing shares, the terms of which shall read as follows:

      "We hereby evidence that TELEFONICA INTERACTIVA, S.A. is exercising the Call Option provided in Article 6 of the Stock Purchase Agreement of CIERV dated July 29, 1999, through Jesus Roa Martinez, Madrid Exchange Broker."

      The parties hereby agree to expressly and irrevocably waive their Preferential Rights conferred by the bylaws of CRTT or the Law on Limited Liability Companies which may apply to them with regard to the shares covered by the Call Option granted in favor of TELEFONICA INTERACTIVA.

      After TELEFONICA INTERACTIVA, S.A. notifies the Sellers of its intent to exercise the Call Option, the Sellers agree to execute all agreements, resolutions or documents necessary so that TELEFONICA INTERACTIVA, S.A. may acquire the shares under the Call Option immediately.

7. Right of the current shareholders of the TEKNOLAND Group to demand that TELEFONICA INTERACTIVA, S.A. purchase their holdings.

The current shareholders of the TEKNOLAND Group are entitled at any time to demand TELEFONICA INTERACTIVA, S.A. to purchase all or part of their holdings in CORPORACION REAL TIME TEAM S.L., and TELEFONICA INTERACTIVA, S.A. shall then be bound to purchase such shares, according to the following terms:

7.1. The minimum percentage of shares that TELEFONICA INTERACTIVA, S.A. may be required to purchase initially shall be 26% of the capital stock, or a lesser percentage that allows TELEFONICA INTERACTIVA, S.A. to acquire 51% of the capital stock. The purchase of a minimum of 5% of the total capital stock shall be required each time to subsequently exercise the call option.

7.2. The purchase price of the shares shall be as provided in paragraph 6.3 above.

7.3.  The form of payment of the shares shall be in cash.

8. Call Option in favor of the current shareholders of the TEKNOLAND Group of the shares in CORPORACION REAL TIME TEAM S.L. purchased by TELEFONICA INTERACTIVA, S.A.

The current shareholders of the TEKNOLAND Group, while they are the majority shareholders of the TEKNOLAND Group, shall be entitled to a call option on all and not part of the shares of CORPORACION REAL TIME TEAM, S.L. owned by TELEFONICA INTERACTIVA, S.A. in the following situations and at the price and under the terms and conditions indicated below:

8.1.  CONDITIONS FOR EXERCISING THE CALL OPTION

8.1.1. The call option may be exercised within four months of any of the following events: 1) A substantial change in the current management team of TELEFONICA INTERACTIVA, S.A., substantial change being understood as a change of the office of the chairman of the TELEFONICA Group; 2) The elimination of TELEFONICA INTERACTIVA, S.A. as a business line of the TELEFONICA Group; 3) A change of strategy of TELEFONICA S.A. which implies the elimination or significant loss of importance of the business related to providing Internet services in the set of activities of the TELEFONICA Group with regard to the current situation; 4) Reorganization of the TELEFONICA Group, as a result of which TELEFONICA INTERACTIVA, S.A. reports to another business unit and not to the Office of the Chairman of the Group as it currently does, entailing a change in strategy with regard to the business of the TEKNOLAND Group; 5) A change of the corporate purpose of TELEFONICA INTERACTIVA, S.A., with the elimination or significant loss of its current activity; 6) a take-over of the TELEFONICA Group by another operator; and 7) 40 months from becoming a shareholder, if TELEFONICA INTERACTIVA, S.A. has not exercised the call option granted to it as provided in Article FOUR above, and if it, or the company into which the holdings in the TEKNOLAND Group were integrated, has not been the object of an IPO. It shall not be necessary for the 40 month term to have elapsed if TELEFONICA INTERACTIVA, S.A. adopts the firm and irrevocable agreement to not launch an IPO of its own stock or stock of a company in which the TEKNOLAND Group was integrated.

8.2.  PURCHASE PRICE OF SHARES

      The purchase price of the shares, in the event the call option is exercised, shall be the price resulting from application of the provisions in Article 6.3 herein, except if the option is exercised under the circumstances provided in paragraph 1) of Article 8.1.1, in which case the purchase price shall be increased by 50%. In this case, the shares acquired may not be transferred to a third party for a term of 18 months from the date of purchase without the express consent of TELEFONICA INTERACTIVA, S.A. In the event of sale without said consent, TELEFONICA INTERACTIVA, S.A. shall be entitled to withdraw.

8.3.  FORM OF PAYMENT

      The form of payment shall be in cash.

9. Cooperation of TELEFONICA INTERACTIVA, S.A. in the future development of the TEKNOLAND Group.

It is the full intent of the shareholders that significant synergies shall exist between the TEKNOLAND Group and the TELEFONICA Group in general, and TELEFONICA INTERACTIVA, S.A. in particular.

TELEFONICA INTERACTIVA, S.A. shall make this potential available to the TEKNOLAND Group in order to maximize the development of the Company to the greatest extent possible. Furthermore, the TELEFONICA Group agrees to contribute the resources necessary for development of the TEKNOLAND Group by means of capital increases resolved by the shareholders, transactions which shall result in the corresponding dilution of the holdings of the current shareholders if they do not accept the capital increase.

10. Commitments of the Shareholders of CIERV NUEVA

10.1 The Sellers, who are shareholders of CIERV NUEVA and managers of the TEKNOLAND Group, agree to continue to manage the TEKNOLAND Group as long as they are majority shareholders of the Group.

10.2. Likewise, from the time at which they are no longer majority shareholders of the Group, as a result of any of the call options stipulated herein being exercised, they agree to cooperate to find a new management team, to be approved by TELEFONICA INTERACTIVA, S.A., and to continue to manage until said team has been accepted, up to a maximum of eighteen months. The obligation contained in this second paragraph shall become invalid if any of the events described in paragraph 8.1 herein occur.

10.3. Throughout the time that CIERV NUEVA or its current shareholders own shares of the TEKNOLAND Group, or for three years after such time as they no longer own shares, the shareholders shall not compete with the TEKNOLAND Group by directly or indirectly engaging in activities which compete with the activities pursued by the TEKNOLAND Group.

      For purposes of the previous paragraph, the parties expressly state that the price established in Article 2 of this Agreement includes, for all purposes, indemnification to the Sellers for their non-compete commitment established in the previous paragraph.

10.4. Finally, while TELEFONICA INTERACTIVA, S.A. is a minority shareholder of CORPORACION REAL TIME TEAM, S.L., the current shareholders of CIERV agree to not transfer their shares in CIERV NUEVA to third parties outside of the company; third parties do not include their family members up to the third degree of kinship.

10.5. Failure to perform the commitments assumed under this Agreement:
      Independently from the indemnification for damages that TELEFONICA INTERACTIVA, S.A. may claim from the Sellers for nonperformance of any of the commitments assumed under this Agreement, the parties expressly agree that in the circumstances indicated in paragraphs 10.2 and 10.3 above, TELEFONICA INTERACTIVA shall be entitled to receive from the Sellers, as a penalty, 50% of the amount that the Sellers received from TELEFONICA INTERACTIVA as a result of this stock sale, plus, if applicable, any amounts of future sales of shares of CRTT to TELEFONICA INTERACTIVA, S.A. as a result of exercising the call options provided in this Sale Agreement.

11. Taxes and expenses

All taxes derived from this agreement shall be paid by the parties according to law. The charges incurred as a result of formalizing this agreement shall be shared equally, provided that there is no provision to the contrary in any of the articles of this Agreement.

12. Request for notification

TELEFONICA INTERACTIVA, S.A. has requested me, an Authorized Exchange Broker, to notify the Secretary of the Board of Directors of CIERV, at its registered office, of the stock transfer, when it occurs, for each of the transactions under this Purchase agreement, for purposes of recording such transfer in the Shareholder Register.

13. Confidentiality

The parties agree that they shall keep the terms of this Purchase agreement confidential and shall not reveal them to third parties except when so requested by competent authorities or by written agreement to the contrary by the Sellers and TELEFONICA INTERACTIVA.

14. Jurisdiction

14.1. TELEFONICA INTERACTIVA and the Sellers agree to settle any dispute which may arise out of this Purchase agreement (including the appendices hereto) through a mediator. The mediator shall be (unless otherwise agreed by the parties) appointed by the Dean of the Board of Notaries of Madrid, which shall establish the procedure for mediation. The mediator shall act pursuant to paragraph two, article three, of Arbitration Law No. 33 dated December 5, 1988. If mediation fails, any dispute arising out of this Purchase agreement (including the appendices hereto) shall be settled by means of de jure arbitration, as established in the Rules of procedure and Charter of the "Civil and Commercial Court of Arbitration" (CIMA) in effect at the time that the dispute is submitted to arbitration, by three arbitrators, one of whom is selected by the Sellers, one by TELEFONICA INTERACTIVA, and the third by the President Judge of the Civil and Commercial Court of Arbitration (CIMA). The parties agree to be bound by the decisions of the Arbitral Tribunal. The venue of arbitration shall be Madrid, and the language of the proceedings shall be Spanish, but either party may submit oral or written claims or documents in another language, with a proper translation.

15. Other agreements

15.1. Amendment

Amendments to this Stock Purchase Agreement (including the appendices hereto) shall be valid only if written and signed by an authorized representative of the parties.

15.2. Independence

If any of the clauses contained in this Stock Purchase Agreement (including the appendices hereto) become invalid, annulled or unenforceable for any reason, the remaining clauses shall remain in effect and the Purchase Agreement shall be completed, to the extent possible, according to the intent of the parties and the spirit of the Agreement.

15.3. Notifications

All notifications and correspondence that must be exchanged between the parties for purposes of this Stock Purchase Agreement (including the appendices hereto) shall be sent in writing, by fax, and confirmed by registered mail with acknowledgement of receipt, to all of the following addresses:

o     For TELEFONICA INTERACTIVA

      a)    TELEFONICA INTERACTIVA, S.A.
            Att: Juan Perea Saez de Buruaga
            C/ Gran Via 28
            28013 MADRID, Spain
            Phone: 91-
            Fax: 91-
            and

      b)    RAMON Y CAJAL, ALBELLA & PALA
            Velazquez 20, 1st Left
            28001 MADRID, Spain
            Phone: 91-576-1900
            Fax: 91-575-8678
            Att: Pedro Ramon y Cajal y Agueras

o     For the Sellers

      a)    Luis Cifuentes Muntadas
            Plaza de Canalejas, 3
            28014 MADRID, Spain
            Phone: 91-3694480
            Fax: 91-3693601
      and

      b)    ARIMANY-MANUBENS
            C/Diagonal, 652, Esc. A, 8th Floor
            08034 BARCELONA, Spain
            Phone: 93-2801144
            Fax: 93-2802596

            Att: Pablo Usandizaga

The parties may change their address, subject to notification to the other party in writing, by fax, and with the subsequent confirmation by registered mail, with acknowledgement of receipt, to the addresses indicated above.

15.4. Law 24/1988

Purchases made under this Agreement are not under the provisions of Article 108.2, paragraphs 1 and 2, of Law 24 dated July 28, 1988 on the Stock Exchange.

15.5. Article 96.3 of the Commercial Code

Purchases and sales executed under this Agreement are not under the provisions of Article 96.3 of the Commercial Code.

15.6. Appendices

The appendices to this Purchase Agreement shall form an integral part of this Agreement for all purposes and shall be fully valid and binding on the parties, which shall perform them as an integral part of this Agreement.

15.7. Assignment of all or part of the contract

The Sellers expressly agree that TELEFONICA INTERACTIVA may assign all or part of its rights and obligations derived from this Purchase Agreement (including the appendices hereto) and its rights and obligations derived from any agreement between the parties as a result of this Purchase Agreement, to any company in its group, pursuant to Article 4 of Spanish Law 24 dated July 28, 1988 on the Stock Exchange, and Article 42 of the Spanish Commercial Code, provided that the provisions established in Article 8.1.1 above are observed.

15.8. Non-dilution Clause

The Sellers agree to vote their shares in the General Shareholders Meeting against the companies of the TEKNOLAND Group and agree that on behalf of the governing bodies of these companies, they shall not pass any resolution that assumes an alteration of the current situation of companies of the TEKNOLAND Group (capital stock, bylaws, upper management, extraordinary and/or new operations, etc.) except as expressly agreed in this Purchase Agreement, without the prior written consent of TELEFONICA INTERACTIVA, including registration of the capital increase indicated in section XII of this Agreement. The Sellers effectively agree to not vote for any capital increase or issuance of securities that may directly or indirectly lead to a capital stock increase of any of the companies of the Group (convertible bonds, warrants, etc.).

15.9. The headings herein are only provided for convenience and shall not affect the interpretation of this Agreement in any way whatsoever.

Unless the context requires otherwise, words in singular shall mean the same in the plural and vice versa, and references to individuals shall also include legal entities.

Pursuant to the foregoing, the parties sign this Purchase Agreement in septuplicate, at the place and on the date indicated in the introduction.

The amendment "301 to 367" in point 1.5 is valid"

JUAN PEREA SAEZ DE BURUAGA          LUIS CIFUENTE MUNTADAS
TELEFONICA INTERACTIVA, S.A.        [signed]
[signed]                            RICARDO CONDE MUNTADAS-PRIM
                                    [signed]
                                    DAVID LOPEZ CANTOLLA
                                    [signed]

            ENRIQUE COLMAN LOPEZ CANTOLLA and BELEN ALONSO BRONCANO
                      [signed]                      [signed]

            JESUS ANGEL SUAREZ GIL and LIDIA-CLARA RODRIGUEZ GARCIA
                      [signed]                      [signed]

I, the Authorized Exchange Broker intervening in this Agreement, certify that each of the seven originals consist of 29 pages, written on only one side, numbered and sealed by me pursuant to Ministerial Order dated May 28, 1998. I certify that several appendices are attached to this Agreement, which total 262 pages, also written on only one side, numbered and sealed by me pursuant to Ministerial Order dated May 28, 1998.

Jesus Roa Martinez
Authorized Exchange Broker
[seal and signature]

The following annexes to this agreement have not been included:

         -        Annex 1 - Organizational chart of the Teknoland Group at
                  7/28/99

         - Annex 1.6(a) - Certification of sellers as to the validity of the sale

         - Exhibit 1(b) to Annex 5.1(a) - Articles of Incorporation and By-laws of the Teknoland Group

         - Exhibit 1(d) to Annex 5.1(a) - Agreements relating to the dissolution, merger, spin-off, or exchange of shares or interests, or relating to capital contributions (excluding agreements relating to treasury stock)

         - Exhibit 3(a) to Annex 5.1(a) - Financial statements of: (i) CIERV at 2/28/99 and (ii) Real Time Team, S.L. at 12/31/98

         - Exhibit 3(b) to Annex 5.1(a) - Liabilities of: (i) CIERV since 2/28/99 and (ii) Real Time Team, S.L. since 12/31/99

         - Exhibit 3(j) to Annex 5.1(a) - Minimum capitalization requirements of the Teknoland Group

         -        Exhibit 4(a) to Annex 5.1(a) - Overdue tax returns

         - Exhibit 6(a) to Annex 5.1(a) - List of contracts pursuant to which the Teknoland Group transfers intellectual property rights or industrial "know-how" to third parties

Copies of the annexes not included herein will be provided upon request.

                                  ANNEX 5.1(a)

                            PURCHASE SPECIFICATIONS

                            PURCHASE SPECIFICATIONS

TELEFONICA INTERACTIVA, S.A. agrees to enter into a Sales Contract (of which these purchase specifications are Attachment 5.1.(a)), relying on the following Purchase Specifications, on the basis of whose truth, accuracy, and completeness the sales price has been determined. For said effects, ENRIQUE COLMAN LOPEZ CANTOLLA, JESUS ANGEL SUAREZ GIL, RICARDI CONDE MUNTADAS-PRIM, DAVID LOPEZ CANTOLLA, AND LUIS CIFUENTES MUNTADAS (hereinafter the "Sellers") represent and warrant that the information contained in these Purchase Specifications is true, accurate, and complete, and represents the actual situation on the date of the signing of the Sales Contract.

The following Purchase Specifications are applicable, and refer to CENTRO DE INVESTIGACION Y EXPERIMENTACION DE REALIDAD VIRTUAL, S.L., CORPORACION REAL TIME TEAM, S.L., REAL TIME TEAM, S.L., RTT PROGRAMACION, S.L., TEKNOLAND E-BIZ, S.L., TIENDA DE FONDOS, S.L., TEKNOLAND THINK-BIZ, S.L., and COMMM CORP (referred to jointly hereinafter as the "Companies of the Group").

1.   ORGANIZATION, LEGAL CAPACITY, AND BYLAWS

a) The Companies of the Group are duly established, duly organized companies acting in accordance with the law of Spain, or, in the case of COMMM CORP, U.S. law. All of them have sufficient legal capacity for ownership and the pursuance of company objectives, in accordance with their respective bylaws and any applicable laws or regulations.

b) The bylaws in effect for each of the Companies of the Group have been duly recorded with the Commercial Registry and are included as Attachment (1b) hereto. No amendments to the above-referenced bylaws are pending recording with the Commercial Registry, except as set forth in Attachment (1b). The attached bylaws include all rights and restrictions affecting the capital stock of the Companies of the Group. No other agreement or pact exists among the shareholders that could have an influence on the transfer of the shares, the voting rights, or any other circumstance that could affect the Companies of the Group.

c) The capital stock of each one of the Companies of the Group and the shares or stake holdings into which it is divided is as set forth in the bylaws included as Attachment (1b) hereto. No capital increase or decrease is pending recording or processing. The Companies of the Group have not issued shares or stake holdings or other securities or instruments that grant rights or specific advantages to the founders, or bonds or other types of securities or financial instruments convertible into shares or stake holdings.

d) The Companies of the Group have not made any resolution regarding their dissolution, merger, spin-off, or swap of shares, stake holdings, contributions of assets, or lines of activities, nor regarding the acquisition of their own shares or stake holdings, other than as indicated in Attachment (1d). None of the Companies of the Group possesses treasury stock.

e) All of the company books of each one of the Companies of the Group are complete and up-to-date, and comply with any laws or regulations applicable to them.

2.   SELLER'S LEGAL CAPACITY AND TITLE

a) The Sellers have full power of attorney and legal capacity to enter into and comply with the terms hereof, and this contract, once signed, shall constitute a valid, binding obligation for the Sellers in accordance with its terms. The signing of this contract and compliance by the Sellers with their obligations hereunder does not entail any noncompliance with anything set forth in the bylaws of any of the Companies of the Group or in any contract, agreement, order, or decision of any court, administrative authority, or supervising entity to which the Sellers or any of the Companies of the Group belong, or with which the Sellers or any of the Companies of the Group are related.

b) The Sellers are the legal owners of the stake holdings referred to in the sales contract of CIERV, S.L., and are fully entitled to sell and, if applicable, transmit to TELEFONICA INTERACTIVA the ownership of said stake holdings pursuant to the terms hereof, without need for consent or approval from any third party. For its part, CORPORACION REAL TIME TEAM, S.L. is the exclusive owner of 100% of the stake holdings in REAL TIME TEAM, S.L. All of the Sellers' stake holdings in CIERV, S.L. and all of CORPORACION REAL TIME TEAM, S.L.'s stake holdings in REAL TIME TEAM, S.L. have been duly recorded in each of the shareholder registry books of the respective companies.

c) There is no third party that has a right (enforceable now or in the future, contingent or otherwise) to make a claim against the distribution, issuance, sale, or transfer of any share or stake holdings, or of any security convertible into shares or stake holdings in any of the Companies of the Group under any option or other type of contract (including conversion rights and preferential acquisition rights), and there are no claims, charges, or liens upon the shares or stake holdings of any of the Companies of the Group or restrictions that could affect their free conveyance.

3.    FINANCIAL STATEMENTS

Attachment (3a) includes the annual reports, balance sheets, and profit and loss statements of CIERV, S.L. as of February 28, 1999 and of REAL TIME TEAM as of December 31, 1998, together with the auditing reports prepared by PRICE WATERHOUSE. The General Shareholders' Meeting has duly approved the above-referenced annual reports. Attachment (3a) also includes the balance sheet and profit and loss statement of the Companies of the Group, closing as of the last day of the month prior to the signing of the Sales Contract. The balance sheets, profit and loss statements, and reports included in said Attachment (3a) are complete, true, and accurate, have been prepared in accordance with generally accepted accounting standards in Spain, applied consistently and continually, if applicable, over the three preceding accounting years, in compliance with law and with special regulations (including but not limited to the circulars of the Banco de Espana, the instructions and circulars of ICAC[*], etc.) that regulate accounting for Internet service companies, and duly reflect the financial situation of the Companies of the Group.

a) The Companies of the Group have not incurred in obligations or debts of any type that are not duly reflected or provided for in the balance sheets included in Attachment (3a). In particular, as of February 28, 1999 in the case of CIERV, S.L., and December 31, 1998 for the rest of the Companies of the Group, and unless expressly set forth to the contrary in Attachment
     (3b), the Companies of the Group:

- Have not transferred, encumbered, or made use of their shares in a book value in excess of two million pesetas per transaction, or in excess of five million pesetas total.

- Have not entered any new assets into their books for an acquisition cost in excess of two million pesetas per transaction, or in excess of five million pesetas total.

- Have not distributed or agreed to the distribution of final or interim dividends, nor have they distributed reserves or other sums to their shareholders or directors.

- Have not modified or agreed to modify their equity, capital stock, or reserves.

c) They have not engaged in any relevant transaction, understood to mean any transaction that could be valuated at more than two million pesetas, outside of their usual business. The Companies of the Group have not issued or agreed to issue bonds or other types of securities issued in series except as indicated in Attachment (3b).

d) There are no commitments pending with respect to capital disbursements that are to be carried out by any of the Companies of the Group.

e) The Companies of the Group are not owners of their own shares or stake holdings, nor have they granted their own shares or stake holdings as security or provided financial assistance for the acquisition of their own shares, nor are there cross holdings.



------------------------
*[Instituto de Contabilidad y Auditoria de Cuentas, the "Institute on Accounting and Auditing"]

f) The Companies of the Group have not granted securities of any type in favor of third parties in an amount exceeding two million pesetas.

g) Adequate reserves have been set aside in accordance with generally accepted accounting principles in Spain and in accordance with laws and other regulations specifically applicable to companies providing Internet services or related to the activities carried out by the Companies of the Group, applied consistently throughout the previous fiscal years by the Companies of the Group.

h) The Companies of the Group keep their commercial books up-to-date in accordance with applicable legislation and in accordance with generally accepted accounting principles in Spain and other laws or regulations applicable to the activities carried out by the Companies of the Group, applied consistently throughout the previous fiscal years.

i) The Companies of the Group have deposited their annual reports in due time and form with the Commercial Registry and other authorities or supervising entities, in due time and form.

j) The Companies of the Group duly comply with all requirements for capital and equity set by any applicable laws or regulations except as indicated in Attachment 3j).

4.   TAXES

The Companies of the Group are up-to-date in the performance of all their tax obligations. The Companies of the Group have filed all tax returns of any type that are mandatory for them in due time and form, and have duly paid their taxes, except as specifically mentioned in Attachment (4a). The Companies of the Group have not unduly enjoyed any tax benefit.

The tax reserves entered on the balance sheets included as Attachment (3a) are sufficient to cover taxes already accrued together with any corresponding interest, charge, or penalty that could be applicable.

The Companies of the Group have not been subject to any tax audit. There is no tax audit underway, nor has there been any notification whatsoever that such audits are going to take place. Neither is any tax claim being made.

5.   PRINCIPAL CONTRACTS

a) The Companies of the Group are not parties to any contract in effect that goes beyond or that is an exception to their ordinary course of business, or that is not included or referred to in one or more of the points of these "PURCHASE SPECIFICATIONS." None of the Companies of the Group is a party to any joint venture agreement or other similar joint forms of operation or agreements with third parties.

b) There are no contracts or agreements in existence between any of the Companies of the Group and their directors or shareholders beyond the usual course of business.

c) A change of control of any of the Companies of the Group does not grant any right whatsoever to the counterparts to terminate such contracts as are currently in effect.

6.   INDUSTRIAL PROPERTY AND COPYRIGHTS

a) Other than as expressly indicated in Attachment (6a), the Companies of the Group have not permanently or temporarily assigned any type of intellectual or industrial property rights, know-how, or other knowledge.

b) Attachment (6b) sets forth the licensing contracts through which third parties have granted intellectual or industrial property rights, know-how, or other knowledge to one or more Companies of the Group. The Companies of the Group are up-to-date in the payment of the royalties and other sums payable under said contracts, and have not breached the terms of the licensing contracts.

7.   INSURANCE

a) The Companies of the Group have only subscribed Commercial Comprehensive Policy No. 520575 with ATHENA SEGUROS, whose premium has been duly paid on its respective due date. The Companies of the Group are not aware of any intention on the part of the insurance company to cancel the above-mentioned policy, to abnormally increase the premium, or to impose any other additional and unusual conditions.

b) No payment of the indemnity has been challenged or is expected to be challenged by the insurance company due to the fact that a risk covered by the insurance policy mentioned in the preceding Subdivision (a) has occurred.

c)   No claims are pending resolution.

8.   LABOR AND SERVICE LEASING AGREEMENTS

a) The Companies of the Group are up-to-date in the payment of their Social Security obligations and remuneration of any type that is to be satisfied on behalf of or to their employees.

b) The Companies of the Group are up-to-date in the performance of all of the obligations arising from said contracts, and are not aware that their contractual counterparts have failed to comply with or intend to rescind the same. All the contracts follow standard terms for labor contracts and do not recognize any specific benefits, seniority, or other rights apart from or in excess of those directly based on the law or a collective bargaining agreement.

c) The Companies of the Group have not entered into labor contracts with high-ranking managers or service leasing contracts.

d) The Companies of the Group have not assumed any commitment or obligation (apart from or in excess of what could result from applicable law) related to remuneration in metals or in kind in the event of a firing, demotion or retirement with respect to their executive employees, directors, or personnel contracted under service leasing agreements.

e) Except as indicated in Point 4.4 of the Sales Contract, there are no options on shares, shares incentives, or other profit sharing agreements or "bonuses" that have already been implemented or that are in the course of being implemented with respect to the employees, executives, or directors of the Companies of the Group.

f) The Companies of the Group do not have any pension plan or pension plan arrangement in effect.

9.   ADMINISTRATIVE LICENSES AND AUTHORIZATIONS, AND OTHER REGULATED MATTERS

a) The Companies of the Group (i) duly comply with all of the obligations and requirements related to their activity, and (ii) have not carried out any activity beyond the scope of their company objective, or any act or operation prohibited by the law or other applicable provisions.

b) The Companies of the Group have not received any notification informing them that the licenses in question are not in order or could be canceled or revoked.

10.  DISPUTES

a) The Companies of the Group are not parties to any court or arbitration proceeding of any type, nor are they aware of any claim or circumstance that could give rise to a dispute potentially affecting them.

b) The Companies of the Group are parties to two labor claims brought by Angel Maria San Jose Moreno and Diego Martinez Blanco, and they do not expect that any other labor claim could arise with the personnel of the Companies of the Group.

c) No resolution adopted by an internal entity of the Companies of the Group has been formally challenged.

d) Neither the Shareholders of the Companies of the Group nor any third party has exercised any liability action against the administrators of the Companies of the Group.

11.  MILLENNIUM

The Sellers represent and warrant that the Companies of the Group have adopted and shall continue to adopt all measures necessary to ensure the proper functioning of all of their systems (including hardware and software), such that the Companies of the Group shall not be affected, nor shall they suffer malfunctions or interruptions in the exercise of their activities on account of what has been termed "Y2K."

12.  CHANGES AND OTHER ADVERSE CIRCUMSTANCES

The Sellers represent and warrant that there has been no adverse change in the course of the business of the Companies of the Group since December 31, 1998, nor are they aware of any circumstance that could provoke such an adverse change or that could affect or have a negative impact on the Companies of the Group.

13.  INFORMATION

a) All information provided by the directors, managers, and consultants of the Companies of the Group is true and accurate in all its substantial aspects.

b) There is no information known by the Companies of the Group or by the Sellers that is not expressly mentioned in the preceding paragraphs and that could negatively affect the content of these "PURCHASE
     SPECIFICATIONS."

c) The "due diligence" process carried out by TELEFONICA INTERACTIVA or its consultants and auditors does not in any way whatsoever limit the liabilities of the Sellers under the Sales Contract.



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